Exhibit (a)(3)

HSBC Portfolios

Amendment to Declaration of Trust

RESOLVED, that pursuant to Article X, Section 10.4 of the Declaration of Trust of HSBC Portfolios, a New York trust (the “Trust”), dated November 1, 1994, and as further amended (the “Declaration”), Article II, Section 2.3 of the Declaration is hereby deleted and replaced with the following:

       2.3. Resignation, Removal and Retirement. Any Trustee may resign his or her trust (without need for prior or subsequent accounting) by an instrument in writing executed by such Trustee and delivered or mailed to the other Trustees and such resignation shall be effective upon such delivery, or at a later date according to the terms of the instrument. Any Trustee may be removed with or without cause by the affirmative vote of Holders of two-thirds of the Interests or (provided the aggregate number of Trustees, after such removal and after giving effect to any appointment made to fill the vacancy created by such removal, shall not be less than the number required by Section 2.1 hereof) by the action of two-thirds of the remaining Trustees. Any Trustee who has attained a mandatory retirement age, if any, established pursuant to any written policy adopted from time to time by a majority of the Trustees shall, automatically and without action by such Trustee or the remaining Trustees, be deemed to have retired in accordance with the terms of such policy, effective as of the date determined in accordance with such policy. Any Trustee who has become incapacitated by illness or injury as determined by a majority of the other Trustees, may be retired by written instrument executed by a majority of the other Trustees, specifying the date of such Trustee’s retirement. Upon the resignation, retirement or removal of a Trustee, or a Trustee otherwise ceasing to be a Trustee, such resigning, retired, removed or former Trustee shall execute and deliver such documents as the remaining Trustees shall require for the purpose of conveying to the Trust or the remaining Trustees any Trust Property held in the name of such resigning, retired, removed or former Trustee. Upon the death of any Trustee or upon removal, retirement or resignation due to any Trustee’s incapacity to serve as Trustee, the legal representative of such deceased, removed, retired or resigning Trustee shall execute and deliver on behalf of such deceased, removed, retired or resigning Trustee such documents as the remaining Trustees shall require for the purpose set forth in the preceding sentence.

; and further

RESOLVED, that pursuant to Article X, Section 10.4 of the Declaration, Article II, Section 2.5 and Article II, Section 2.6 of the Declaration are hereby deleted and replaced with the following:

       2.5 Manner of Acting. Except as otherwise provided herein or in the By-laws, any action to be taken by the Trustees may be taken by a majority of the Trustees present at a meeting of Trustees (a quorum being present), including any meeting held by means of a conference telephone circuit or similar communications equipment by means of which all persons participating in the meeting can hear each other, or by written consents of a majority of the Trustees then in office.

       Notwithstanding the foregoing provisions of this Section 2.5 and in addition to such provisions or any other provision of this Declaration or of the By-laws, the Trustees may by resolution appoint a committee consisting of one or more Trustees and less than the whole number of Trustees then in office, which committee may be empowered to act for and bind the Trustees and the Trust, as if the acts of such committee were the acts of all the Trustees then in office, with respect to the institution, prosecution, dismissal, settlement, review or investigation of any action, suit or proceeding which shall be pending or threatened to be brought before any court, administrative agency or other adjudicatory body.

       Any notice, waiver or written consent hereunder or required by the By-Laws may be provided and delivered to the Trust or a Trustee by facsimile or other similar electronic mechanism.

; and further

       RESOLVED, that pursuant to Article X, Section 10.4 of the Declaration, Article III, Section 3.7 of the Declaration is hereby deleted and replaced with the following:

       3.7 Delegation; Committees. The Trustees shall have power, consistent with their continuing exclusive and absolute control over the Trust Property and over the business of the Trust and any Series, to delegate from time to time to such of their number or to officers, employees, agents or independent contractors of the Trust or any Series the doing of such things and the execution of such instruments in either the name of the Trust or any Series or the names of the Trustees or otherwise as the Trustees may deem expedient.

       The Trustees shall have the power to elect and remove such officers and appoint such agents or employees as they consider appropriate, and appoint from their own number, and terminate, any one or more committees which may exercise some or all of the power and authority of the Trustees as the Trustees may determine. The Trustees may elect or appoint a President, a Secretary, a Treasurer and such other officers, agents or independent contractors with such powers as the Trustees may deem to be advisable and may authorize such officers to appoint such subordinate officers, agents or independent contractors with such powers as the Trustees may deem to be advisable.

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 18th day of December, 2012. This instrument may be executed by the Trustees on separate counterparts but shall be effective only when signed by a majority of the Trustees.

/s/ Marcia L. Beck	/s/ Susan S. Huang
Marcia L. Beck	Susan S. Huang

/s/ Alan S. Parsow	/s/ Thomas F. Robards
Alan S. Parsow	Thomas F. Robards

/s/ Deborah Hazell	/s/ Michael Seely
Deborah Hazell	Michael Seely